Exhibit 23.12

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of American Midstream Partners, LP and to the incorporation by reference therein of our report dated April 6, 2015, with respect to the financial statements of Main Pass Oil Gathering Company as of and for the years ended December 31, 2014 and 2013 included in the Annual Report (Form 10-K) of American Midstream Partners, LP for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

January 31, 2018